Exhibit 99.01

U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402-2023

February 1, 2005

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY REPORTS 2004 EARNINGS

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) met its expectations for earnings from continuing operations in 2004.  The company reported income from continuing operations of $527 million, or $1.27 per share on a diluted basis, for the year 2004, compared with $526 million, or $1.27 per share, in 2003.

Total earnings for the year, which include the impact of discontinued operations, were $401 million, or $0.97 per fully diluted share, compared with total earnings of $622 million, or $1.50 per share, in 2003.

Xcel Energy’s earnings for 2004 included the following:

•                  Regulated utility earnings from continuing operations were $558 million, or $1.32 per share, compared with $562 million, or $1.34 per share, in 2003;

•                  Non-regulated subsidiary and holding company losses from continuing operations were 5 cents per share, compared with 7 cents per share in 2003; and

•                  Results from discontinued operations were losses of $126 million, or 30 cents per share, compared with earnings of $97 million, or 23 cents per share, in 2003.  The loss in 2004 includes an after-tax impairment charge of $112 million, or 27 cents per share, related to the planned sale of Seren Innovations, Inc.  The earnings in 2003 were largely attributable to an adjustment to previously estimated tax benefits related to Xcel Energy’s write-off of its investment in NRG Energy, Inc., which was divested at year-end 2003.

While earnings from continuing operations for 2004 were flat compared with 2003, current period results were favorably impacted by electric sales growth, short-term wholesale markets, and lower depreciation, but negatively impacted by unfavorable weather, legal settlement costs and certain regulatory accruals.

“I’m pleased our financial results for 2004 exceeded initial guidance of $1.15 to $1.25 per share,” said Richard C. Kelly, president and chief operating officer.  “It was a very good year for us in many respects.”

“We put in place building blocks that should serve our customers and our shareholders well in the coming years.  For example, we initiated the refurbishment of our King Plant as part of our Minnesota Metro Emissions Reduction Plan, received approval from the Colorado Public Utilities Commission to build the 750-megawatt Comanche 3 unit and successfully replaced our Prairie Island Unit 1 steam generators,” Kelly said.

At 9 a.m. CT today, Xcel Energy will host a conference call to review fourth quarter and annual financial results.  To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	(800) 374-0832
International Dial-In:	(706) 634-5081

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com. To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CT on Feb. 1 through 11:59 p.m. CT on Feb. 4.

Replay Numbers

US Dial-In:	(800) 642-1687
International Dial-In:	(706) 645-9291
Access Code:	2808601

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electrical and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; final approval and implementation of the pending settlement of the securities, ERISA and derivative litigation; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; risks associated with the California power market; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2003.

For more information, contact:
R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300

Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Thousands of Dollars, Except Per Share Data)

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2004	2003	2004	2003

Operating revenues:
Electric utility	$1,525,892	$1,442,182	$6,260,938	$5,951,852
Natural gas utility	696,257	585,602	1,923,526	1,685,346
Nonregulated and other	37,212	58,387	160,795	221,807
Total operating revenues	2,259,361	2,086,171	8,345,259	7,859,005

Operating expenses:
Electric fuel and purchased power – utility	750,199	659,900	3,040,759	2,705,839
Cost of natural gas sold and transported – utility	553,995	445,028	1,445,773	1,190,996
Cost of sales – nonregulated and other	17,873	33,643	83,394	142,540
Other operating and maintenance expenses – utility	427,117	431,218	1,592,564	1,570,492
Other operating and maintenance expenses - nonregulated	16,757	16,882	56,425	70,216
Depreciation and amortization	187,708	155,845	708,474	728,992
Taxes (other than income taxes)	73,283	71,572	327,029	317,878
Special charges	17,625	5,623	17,625	19,039
Total operating expenses	2,044,557	1,819,711	7,272,043	6,745,992

Operating income	214,804	266,460	1,073,216	1,113,013

Interest and other income – net of expense	16,693	(1,625)	14,808	10,101
Allowance for funds used during construction - equity	9,564	7,199	33,648	25,338

Interest charges and financing costs:
Interest charges	123,818	114,984	458,971	448,882
Allowance for funds used during construction - debt	(6,645)	(5,375)	(23,814)	(20,402)
Distributions on redeemable preferred securities of subsidiary trusts	—	958	—	22,731
Total interest charges and financing costs	117,173	110,567	435,157	451,211

Income from continuing operations before income taxes	123,888	161,467	686,515	697,241
Income taxes (benefit)	(2,701)	8,538	159,586	171,401
Income from continuing operations	126,589	152,929	526,929	525,840
Income (loss) from discontinued operations – net of tax	(8,621)	324,517	(126,025)	96,552
Net income	117,968	477,446	400,904	622,392
Dividend requirements on preferred stock	1,060	1,060	4,241	4,241
Earnings available for common shareholders	$116,908	$476,386	$396,663	$618,151

Weighted average common shares outstanding (in thousands):
Basic	400,265	398,874	399,456	398,765
Diluted	423,603	422,086	423,334	418,912
Earnings per share – basic:
Income from continuing operations	$0.31	$0.39	$1.31	$1.31
Income (loss) from discontinued operations	(0.02)	0.81	(0.32)	0.24
Total	$0.29	$1.20	$0.99	$1.55
Earnings per share – diluted:
Income from continuing operations	$0.31	$0.37	$1.27	$1.27
Income (loss) from discontinued operations	(0.02)	0.77	(0.30)	0.23
Total	$0.29	$1.14	$0.97	$1.50

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Financial information reported in this release is based on facts and circumstances as of the date of this release.  If events occur between the date of this release and the filing of Xcel Energy’s annual report on Form10-K, currently expected to occur in early March 2005, such financial information may change.

Note 1.  Earnings Per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
Earnings (Loss) Per Share	2004	2003	2004	2003
Regulated utility segments – continuing operations – Note 2	$0.33	$0.36	$1.32	$1.34
Financing costs and preferred dividends – holding company	(0.02)	(0.02)	(0.08)	(0.09)
Other nonregulated results and holding company	—	0.03	0.03	0.02
Total earnings per share – continuing operations	0.31	0.37	1.27	1.27

Discontinued operations – Note 3	(0.02)	0.77	(0.30)	0.23
Total earnings per share – diluted	$0.29	$1.14	$0.97	$1.50

Other nonregulated results and holding company results were reduced by 3 cents per share for the fourth quarter of 2004 compared with the same period in 2003, due to the accrual of $17.6 million for a January 2005 settlement agreement related to shareholder lawsuits, which is reflected as a component of Special Charges on the Consolidated Statement of Operations.  Results for 2004 improved by 1 cent per share, compared with 2003, due to reduced losses at Planergy International Inc., whose operations were closed or sold in 2003 and early 2004.  In addition, restructuring charges related to NRG, which were recorded in 2003, did not recur in 2004.  The 2004 improvements were partially offset by the shareholder lawsuit accrual.

The following table highlights significant components contributing to the changes in the three months ended and the 12 months ended Dec. 31, 2004, earnings per share, compared with the same periods in 2003, which are discussed in more detail later in this release.

	Three months ended Dec. 31,	Twelve months ended Dec. 31,
2003 Earnings per share – diluted	$1.14	$1.50

Components of change – 2004 vs. 2003
Unfavorable weather	(0.01)	(0.08)
Higher (lower) short-term electric wholesale and trading margins	(0.01)	0.04
Lower (higher) depreciation and amortization expense	(0.05)	0.03
Lower (higher) utility operating and maintenance expense	0.01	(0.03)
Lower (higher) financing costs	(0.01)	0.02
Higher nonregulated operating and maintenance expense	(0.02)	(0.01)
Other	0.03	0.03
Net change in earnings per share – continuing operations	(0.06)	—

Changes in Earnings Per Share – Discontinued Operations	(0.79)	(0.53)
2004 Earnings per share – diluted	$0.29	$0.97

Note 2.  Results of Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings – The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings Per Share Increase (Decrease)
	2004 vs. Normal	2003 vs. Normal	2004 vs. 2003
Three months ended Dec. 31	$(0.02)	$(0.01)	$(0.01)
Twelve months ended Dec. 31	$(0.08)	$0.00	$(0.08)

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three- and 12-month periods ended Dec. 31, 2004, compared with the same periods in 2003.

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	Actual	Normalized	Actual	Normalized
Electric residential	2.3%	3.1%	(1.6)%	1.6%
Electric commercial and industrial	2.3%	2.4%	1.1%	2.0%
Total retail electric sales	2.3%	2.6%	0.2%	1.8%
Firm natural gas sales	(2.6)%	(1.8)%	(3.8)%	(1.9)%
Total natural gas sales	(0.3)%	0.2%	(2.9)%	(1.7)%

The following table summarizes Xcel Energy’s number of utility customers:

(Thousands)	Dec. 31, 2004	Dec. 31, 2003
Electric residential	2,800	2,769
Electric commercial and industrial	402	399
Total retail electric	3,282	3,249
Firm natural gas	1,756	1,723
Total natural gas	1,761	1,727

Electric Utility, Short-term Wholesale and Commodity Trading Margins – The following table details the changes in revenues, costs and margins (including the trading activity that is reported net on the income statement with Electric Utility Revenue) from Xcel Energy’s electric utility, short-term wholesale and commodity trading operations that are included in continuing operations.

(Millions of Dollars)	Base Electric Utility	Short-Term Wholesale	Commodity Trading	Consolidated Total
Three months ended 12/31/2004
Electric utility revenue	$1,498	$26	$—	$1,524
Fuel and purchased power utility	(734)	(16)	—	(750)
Commodity trading revenue – gross	—	—	117	117
Commodity trading costs	—	—	(115)	(115)
Gross margin before operating expenses	$764	$10	$2	$776
Margin as a percentage of revenue	51.0%	38.5%	1.7%	47.3%

Three months ended 12/31/2003
Electric utility revenue	$1,405	$35	$—	$1,440
Fuel and purchased power utility	(641)	(19)	—	(660)
Commodity trading revenue – gross	—	—	76	76
Commodity trading costs	—	—	(74)	(74)
Gross margin before operating expenses	$764	$16	$2	$782
Margin as a percentage of revenue	54.4%	45.7%	2.6%	51.6%

Twelve months ended 12/31/2004
Electric utility revenue	$6,025	$220	$—	$6,245
Fuel and purchased power utility	(2,916)	(125)	—	(3,041)
Commodity trading revenue – gross	—	—	610	610
Commodity trading costs	—	—	(594)	(594)
Gross margin before operating expenses	$3,109	$95	$16	$3,220
Margin as a percentage of revenue	51.6%	43.2%	2.6%	47.0%

Twelve months ended 12/31/2003
Electric utility revenue	$5,756	$179	$—	$5,935
Fuel and purchased power utility	(2,588)	(118)	—	(2,706)
Commodity trading revenue – gross	—	—	333	333
Commodity trading costs	—	—	(316)	(316)
Gross margin before operating expenses	$3,168	$61	$17	$3,246
Margin as a percentage of revenue	55.0%	34.1%	5.1%	51.8%

Note – The wholesale and trading margins in the above table reflect the estimated impacts of the regulatory sharing of certain margin.

Base electric utility margins, which are primarily derived from retail customer sales, were unchanged for the fourth quarter of 2004, compared with the fourth quarter of 2003, and decreased approximately $59 million for 2004 compared with 2003.  The change in margins is primarily the result of the following:

	Three months ended Dec. 31,	Twelve months ended Dec. 31,
(Millions of Dollars)	2004 vs. 2003	2004 vs. 2003
Estimated impact of weather	$(3)	$(56)
Sales growth (excluding weather impact)	20	55
Purchased capacity costs	(6)	(12)
Other cost recovery	(7)	(18)
Quality of service obligations	(7)	(12)
Renewable development fund	1	(5)
Capacity sales	(4)	(2)
Regulatory accruals and other	6	(9)
Total base electric utility margin decrease	$—	$(59)

Short-term wholesale margins consist of asset-based electric marketing activities.  Commodity trading margins consist of non-asset-based marketing activities.  Short-term wholesale margins decreased approximately $6 million during the fourth quarter of 2004 compared with the fourth quarter of 2003.

Short-term wholesale margins increased $34 million for 2004 compared with 2003.  The increased margins reflect a number of market factors, including higher market prices, additional resources available for sale and a pre-existing contract, which provided $17 million of short-term wholesale margins and expired in the first quarter of 2004.

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the fourth quarter of 2004 decreased by approximately $4 million, or 1.0 percent, compared with the same period in 2003.  The decrease is primarily due to lower compensation costs of $37 million in 2004.  The lower costs were partially offset by higher plant outage costs of $11 million, lower pension credits and higher employee benefit costs of $11 million, higher legal settlement costs of $6 million and higher information technology costs of $4 million.

Other operating and maintenance expenses for 2004 increased by approximately $22 million, or 1.4 percent, compared with 2003.  Of the increase, $12 million of increased costs are offset by increased revenue, including those incurred to assist with the storm damage repair in Florida.  The remaining increase of $10 million is primarily due to lower pension credits and higher employee benefit costs of $31 million, higher electric service reliability costs of $9 million, higher information technology costs of $8 million, higher legal settlement costs of $7 million, higher plant-related costs of $4 million, higher costs related to a customer billing system conversion of $4 million and $4 million of increased costs primarily related to compliance with the Sarbanes-Oxley Act of 2002.  The higher costs were partially offset by lower compensation costs of $43 million, lower costs associated with inventory adjustments of $14 million and lower private fuel storage cost of $6 million.

Depreciation and Amortization – Depreciation and amortization expense increased by approximately $32 million, or 20.4 percent, for the fourth quarter of 2004, compared with the fourth quarter of 2003.  Depreciation and amortization expense for 2004 decreased by approximately $21 million, or 2.8 percent, compared with 2003.  The fluctuations are largely due to several regulatory decisions in 2003.

During 2003, the Minnesota Legislature authorized additional spent nuclear fuel storage at the Prairie Island nuclear plant.  In December 2003, the Minnesota Public Utilities Commission (MPUC) extended the authorized depreciable lives of the two generating units at the Prairie Island nuclear plant, retroactive to Jan. 1, 2003.  The 2003 annual reduction of $22 million was recorded in the fourth quarter of 2003.  Also, as a result of a related order, NSP-Minnesota modified its decommissioning expense recognition, which served to reduce decommissioning accruals by approximately $18 million when compared with 2003.

In addition, effective July 1, 2003, the Colorado Public Utilities Commission (CPUC) lengthened the depreciable lives of certain electric utility plant at Public Service Company of Colorado (PSCo) as a part of the general Colorado rate case, reducing annual depreciation expense by $20 million.  PSCo experienced the full impact of the annual reduction in 2004, resulting in a decrease in depreciation expense of $10 million for 2004 compared with 2003.

Interest and Other Income – Net of Expense – Interest and other income – net of expense increased $18.3 million for the fourth quarter of 2004 compared with the same period in 2003.  The increase is due to interest income related to the finalization of prior period Internal Revenue Service (IRS) audits of $10.5 million.  The increase for the year 2004, compared with 2003 of $4 million, was due to the IRS audit interest income.  Partially offsetting the increase was the impact of a Utility Engineering gain on the sale of water rights in 2003, net of write-offs of certain intangible assets.

Interest Charges and Financing Costs – Interest charges and financing costs increased approximately $7 million, or 6.0 percent, for the fourth quarter of 2004 and decreased approximately $16 million, or 3.6 percent, for 2004, compared with the same periods in 2003.  The increase for the fourth quarter reflects interest expense related to the finalization of prior period IRS audits of $9.2 million.  The decrease for the year reflects savings from refinancing higher coupon debt during 2003 and lower credit line fees, partially offset by interest expense related to IRS audits.

Income Taxes – The effective tax rate was (2.2) percent for the fourth quarter of 2004, compared with 5.3 percent for the same period in 2003.  The effective tax rate was 23.2 percent for the year 2004, compared with 24.6 percent for the same period in 2003.  Significant tax benefits were recorded during the fourth quarter in 2004 and 2003 due to the resolution of tax audit issues, largely related to prior periods, as discussed below.

The significant income tax audit activity that occurred in late 2003 continued in 2004.  With the exception of the corporate-owned life insurance loan interest deductibility, as discussed in Note 6, during 2004, Xcel Energy concluded IRS income tax audit and appeal activities spanning several examination cycles dating back to 1993.  In addition, the IRS nearly completed the examination cycle ended 2001 and began its review of Xcel Energy’s 2002 and 2003 tax years.

In 2004, income tax benefits of $36 million were recorded in the fourth quarter, including $24.5 million related to the successful resolution of various issues and other adjustments to current and deferred taxes, $4.4 million for the 2003 return-to-actual true-up and $7.1 million of current tax rate adjustments.  Excluding the tax benefits, the effective rate for the year 2004 would have been 28.5 percent.

In 2003, income tax benefits of $36 million were recorded, primarily in the fourth quarter, to reflect the resolution of tax audit issues related to prior years.  The tax issues resolved during 2003 included the tax deductibility of certain merger costs associated with the mergers to form Xcel Energy and New Century Energies and the deductibility, for state purposes, of certain tax benefit transfer lease benefits.  Excluding these tax benefits, the effective rate for the year 2003 would have been 29.7 percent.

Note 3.  Results from Discontinued Operations

A summary of the earnings-per-share components of discontinued operations is as follows:

	Three months ended Dec. 31,		Twelve months ended Dec 31,
	2004	2003	2004	2003
Utility segments	$0.01	$0.01	$0.01	$0.06
NRG segment	—	0.27	—	(0.60)
All other segment	(0.03)	0.49	(0.31)	0.77
Total discontinued operations	$(0.02)	$0.77	$(0.30)	$0.23

Seren Innovations, Inc. – All Other Segment – On Sept. 27, 2004, Xcel Energy’s board of directors approved management’s plan to pursue the sale of Seren Innovations, Inc., a wholly-owned broadband communications services subsidiary.  Seren delivers cable television, high-speed Internet and telephone service over an advanced network to approximately 45,000 customers in St. Cloud, Minn., and Concord and Walnut Creek, Calif.

As a result of the decision, Seren is accounted for as discontinued operations.  An after-tax impairment charge, including disposition costs, of $112 million, or 27 cents per share, was recorded in the third quarter of 2004 based on an estimated sales price of $2,400 per customer.

Xcel Energy International, Inc. and e prime, Inc. – All Other Segment – During 2003, Xcel Energy’s board of directors approved management’s plan to exit businesses conducted by e prime, Inc. (e prime) and Xcel Energy International, Inc. (Xcel Energy International).  e prime ceased conducting business in 2004.  Also, during 2004, Xcel Energy completed the sales of Argentina subsidiaries of Xcel Energy International.  The sales were completed in three transactions with a total sales price of approximately $31 million, including certain adjustments that reached finalization in the fourth quarter of 2004.  Approximately $15 million was placed in escrow, which is expected to remain in place until at least the end of the first quarter of 2005, to support Xcel Energy’s customary indemnity obligations under the sales agreement.  In addition to the sales price, Xcel Energy also received approximately $21 million at the closing of one transaction as redemption of its capital investment.  The sales resulted in an after-tax gain of approximately $9 million, including the realization of approximately $8 million of income tax benefits realizable upon sale of the Xcel Energy International assets.

Cheyenne Light, Fuel and Power Company – Electric Utility Segment - During January 2004, Xcel Energy reached an agreement to sell its regulated electric and natural gas subsidiary Cheyenne Light, Fuel and Power Company (CLF&P).  As a result of this agreement, Xcel Energy is reporting CLF&P results as a component of discontinued operations for all periods presented.  Black Hills Corp. purchased all the common stock of CLF&P, including the assumption of outstanding debt of approximately $25 million, for approximately $90 million, plus a working capital adjustment to be finalized in the second quarter of 2005.  The sale was completed on January 21, 2005.

Other Subsidiaries – Natural Gas Utility Segment - During 2003, Xcel Energy completed the sale of two subsidiaries in its regulated natural gas utility segment, Black Mountain Gas (BMG) and Viking Gas Transmission Co. (Viking), including Viking’s interest in Guardian Pipeline, LLC.  As a result, a gain of 5 cents per share was recorded related to the sale of Viking.

Tax Benefits Related to Investment in NRG – All Other Segment - With NRG’s emergence from bankruptcy in December 2003, Xcel Energy divested its ownership interest in NRG and reported a loss deduction in its 2003 tax return.  These tax benefits, related to Xcel Energy’s investment in discontinued NRG operations, are also reported as discontinued operations.  In late August 2003, Xcel Energy determined that the tax basis in NRG was greater than originally estimated and that additional state tax benefits were available related to its investment in NRG.  Based on revised estimates, Xcel Energy recorded $105 million, or 25 cents per share, of additional tax benefits in 2003.  In the fourth quarter of 2004, when the NRG basis study was completed, the tax benefits were reduced by $16 million.

NRG - Xcel Energy’s share of NRG’s results for 2003 and prior periods are reported as a component of discontinued operations.

Note 4.  Xcel Energy Capital Structure

Following is the preliminary capital structure of Xcel Energy at Dec. 31, 2004:

(Billions of Dollars)	Balance at Dec. 31, 2004	Percentage of Total Capitalization

Current portion of long-term debt	$0.2	2%
Short-term debt	0.3	2%
Long-term debt	6.5	52%
Total debt	7.0	56%

Preferred equity	0.1	1%
Common equity	5.3	43%
Total equity	5.4	44%

Total capitalization	$12.4	100%

Note 5.  Rates and Regulation

NSP-Minnesota Retail Gas Rate Case - On Sept. 17, 2004, NSP-Minnesota submitted a $9.9-million natural gas general rate increase request to the MPUC with a requested return on equity of 11.5 percent.  An interim rate increase, subject to refund, of approximately $6.4 million was implemented effective Dec. 1, 2004.  The administrative law judge held a pre-hearing conference and established the following procedural schedule:

•                  Feb. 11, 2005 – Other Parties’ Direct Testimony

•                  March 1-3, 2005 – Public Hearings

•                  March 15, 2005 – Rebuttal Testimony

•                  March 31, 2005 – Surrebuttal Testimony

•                  April 5-8, 2005 – Evidentiary Hearings

•                  May 10, 2005 – Initial Briefs

•                  May 24, 2005 – Reply Briefs and Proposed Findings

•                  June 22, 2005 – Administrative Law Judge Report

PSCo Least-Cost Resource Plan – On April 30, 2004, PSCo filed its 2003 least-cost resource plan (LCRP) with the CPUC.  PSCo had identified that it needs to provide for 3,600 megawatts of capacity through 2013 to meet load growth and replace expiring contracts.  Of the amount needed, PSCo believes 2,000 megawatts will come from new resources and 1,600 megawatts will come from entering into new contracts with existing suppliers whose contracts expire during the resource acquisition period.

On Dec. 17, 2004, the CPUC approved PSCo’s settlement agreement with many intervening parties concerning the LCRP.  A formal written decision was received in January 2005.  The CPUC approved construction of the proposed 750-megawatt unit at the Comanche Station located near Pueblo, Colo. The settlement agreement also enables PSCo to acquire additional resources through an all-source competitive bidding process. It also pre-approves the transfer of up to 250 megawatts of capacity from the 750-megawatt unit to Intermountain Rural Electric Association and Holy Cross Energy, if successful negotiations with those entities are achieved.

Among other things, the approved settlement agreement includes a regulatory plan that authorizes PSCo to increase the equity component of its capital structure to 56 percent in its 2006 rate case to moderate the debt equivalent value of PSCo’s existing purchased power agreements and to otherwise improve PSCo’s financial strength.  Depending upon PSCo’s senior unsecured debt rating during its general rates cases, the settlement permits PSCo to include a portion of construction work in progress in rate base without offset.  Expenditures includable are those associated with the Comanche 3 generating unit, additional emission controls on the Comanche 1 and 2 generating units and associated transmission.

Electric Department Earnings Test and CPUC Reliability Inquiry – As a part of PSCo’s annual electric earnings test, the CPUC opened a docket to consider whether PSCo’s cost of debt has been adversely affected by the financial difficulties at NRG and, if so, whether any adjustments to PSCo’s cost of capital are appropriate.

In December 2004, the CPUC approved a comprehensive settlement resolving the earnings test issues and providing for PSCo’s recovery of the actual cost of its debt.  It requires PSCo to spend an incremental $38 million in capital expenditures over the next three years to improve system reliability, and to contribute $2 million to Energy Outreach Colorado, a non-profit energy assistance organization.

PSCo and SPS FERC Transmission Rate Case - On Sept. 2, 2004, Xcel Energy filed on behalf of PSCo and SPS an application to increase wholesale transmission service and ancillary service rates within the Xcel Energy joint open access transmission tariff. PSCo and SPS are seeking an increase in annual transmission service and ancillary services revenues of $6.1 million. As a result of a settlement with certain PSCo wholesale power customers in 2003, their power rates would be reduced by $1.4 million. The net increase in annual revenues proposed is $4.7 million.  The rate increase application also includes PSCo and SPS adopting an annual formula rate for transmission service pricing as previously approved by the FERC for other transmission providers.  In December 2004, the FERC accepted the filing to go into effect in May 2005, subject to refund, hearing and settlement procedures.

SPS Texas Retail Fuel Reconciliation Filing (2002 and 2003) - In May 2004, SPS filed with the Public Utility Commission of Texas (PUCT) its periodic request for fuel and purchased power cost recovery for electric generation and fuel management activities for the period from January 2002 through December 2003.  SPS requested approval of approximately $580 million of Texas-jurisdictional fuel and purchased power costs for the two-year period.  Intervenor and PUCT staff testimony was filed in October 2004 and hearings were held in December 2004.  Intervenor testimony contained objections to SPS’ methodology for assigning average fuel costs to wholesale sales, among other things.  Recovery of $49 million to $86 million of the requested amount was contested by multiple intervenors.  SPS has recorded its best estimate of any potential liability related to the impact of this proceeding.  In January 2005, SPS filed its post-hearing briefs disputing the intervenor objections.  SPS is pursuing a settlement agreement with the parties involved.  Reply briefs are due on Feb. 15, 2005, the administrative law judge is expected to issue his recommended proposal for decision by the end of April 2005, and PUCT action is expected by the end of May 2005.

Note 6.  Tax Matters – Corporate-Owned Life Insurance (COLI)

Interest Expense Deductibility - PSCo’s wholly owned subsidiary, PSR Investments, Inc. (PSRI), owns and manages permanent life insurance policies, known as COLI, on some of PSCo’s employees. At various times, borrowings have been made against the cash values of these COLI policies and deductions taken on the interest expense on these borrowings. The IRS has challenged the deductibility of such interest expense deductions and has disallowed the deductions taken in tax years 1993 through 1999.

After consultation with tax counsel, Xcel Energy contends that the IRS determination is not supported by tax law. Based upon this assessment, management believes that the tax deduction of interest expense on the COLI policy loans is in full compliance with the law. Accordingly, PSRI has not recorded any provision for income tax or related interest or penalties that may be imposed by the IRS and has continued to take deductions for interest expense related to policy loans on its income tax returns for subsequent years.

In April 2004, Xcel Energy filed a lawsuit in U.S. District Court for the District of Minnesota against the IRS to establish its entitlement to deduct policy loan interest for tax years 1993 and 1994.  In December 2004, Xcel Energy filed suit in U.S. Tax Court in Washington, D.C. for tax years 1995 through 1997.  Xcel Energy expects to request that the tax court stay its petition pending the decision in the district court litigation.  The litigation could require several years to reach final resolution.  Although the ultimate resolution of this matter is uncertain, it could have a material adverse effect on Xcel Energy’s financial position and results of operations. Defense of Xcel Energy’s position may require significant cash outlays, which may or may not be recoverable in a court proceeding.

Should the IRS ultimately prevail on this issue, tax and interest payable through Dec. 31, 2004, would reduce earnings by an estimated $311 million.  In the third quarter of 2004, Xcel Energy received formal notification that the IRS will seek penalties.  If penalties (plus associated interest) are also included, the total exposure through Dec. 31, 2004, is approximately $368 million.  Xcel Energy estimates its annual earnings for 2004 would be reduced by $36 million, after tax, which represents 8 cents per share, if COLI interest expense deductions were no longer available.

Accounting for Uncertain Tax Positions – In July 2004, the Financial Accounting Standards Board (FASB) discussed potential changes or clarifications in the criteria for recognition of tax benefits, which may result in raising the threshold for recognizing uncertain tax benefits.  The FASB has not issued any proposed guidance, but an exposure draft may be released in the first quarter of 2005.  Xcel Energy is unable to determine the impact or timing of any potential accounting changes required by the FASB, but such changes could have a material financial impact.

Note 7.  Xcel Energy Earnings Guidance

2005 Earnings Guidance – Xcel Energy’s 2005 earnings per share guidance for continuing operations and key assumptions are detailed in the following table:

2005 Diluted EPS Range
Utility operations	$1.27 - $1.37
Holding company financing costs	($0.11)
Other nonregulated subsidiaries	$0.02
Xcel Energy Continuing Operations	$1.18 - $1.28

Key Assumptions for 2005 Earnings Guidance:

•                  Seren is held-for-sale and accounted for as discontinued operations;

•                  Normal weather patterns are experienced for 2005;

•                  Weather-adjusted retail electric utility sales growth of approximately 2.0 to 2.4 percent;

•                  Weather-adjusted retail natural gas utility sales growth of approximately 1.0 to 1.3 percent;

•                  A successful outcome in the $9.9-million NSP-Minnesota gas rate case;

•                  A successful outcome in the FERC rate case of approximately $5-million;

•                  Capacity costs are projected to increase by $15 million, net of capacity cost recovery;

•                  No additional margin impact associated with the fuel allocation issue at SPS;

•                  2005 trading and short-term wholesale margins are projected to decline by approximately $30 million to $55 million from 2004 levels;

•                  2005 utility other operating and maintenance expense is expected to increase between 2 to 3 percent compared with 2004 levels;

•                  2005 depreciation expense is projected to increase approximately 7 to 8 percent compared with 2004;

•                  2005 interest expense is projected to increase approximately $10 million to $15 million compared with 2004 levels;

•                  Allowance for funds used during construction-equity is projected to be relatively flat compared with 2004;

•                  Xcel Energy continues to recognize COLI tax benefits of 9 cents per share in 2005;

•                  The effective tax rate for continuing operations is expected to be approximately 28 to 31 percent; and

•                  Average common stock and equivalents of approximately 426 million shares in 2005, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All dollars in thousands, except earnings per share

Three months ended Dec. 31,	2004	2003
Operating revenue:
Electric and natural gas utility revenue and trading margins	$2,222,149	$2,027,784
Nonregulated and other revenue	37,212	58,387
Total revenue	2,259,361	2,086,171

Income from continuing operations	126,590	152,929
Income (loss) from discontinued operations	(8,621)	324,517
Net income	$117,969	$477,446

Earnings available for common shareholders	116,908	476,386
Average shares – common and potentially dilutive (000’s)	423,603	422,086

Segments and Components of Earnings Per Share – Diluted
Utility earnings – continuing operations	$0.33	$0.36
Income (loss) from nonregulated subsidiaries and holding company	(0.02)	0.01

TOTAL CONTINUING OPERATIONS	0.31	0.37

Discontinued operations	(0.02)	0.77

TOTAL EARNINGS PER SHARE	$0.29	$1.14

Twelve months ended Dec. 31,	2004	2003
Operating revenue:
Electric and natural gas utility revenue and trading margins	$8,184,464	$7,637,198
Nonregulated and other revenue	160,795	221,807
Total revenue	8,345,259	7,859,005

Income from continuing operations	526,929	525,840
Income (loss) from discontinued operations	(126,025)	96,552
Net income	$400,904	$622,392

Earnings available for common shareholders	396,663	618,151
Average shares – common and potentially dilutive (000’s)	423,334	418,912

Segments and Components of Earnings Per Share – Diluted
Utility earnings – continuing operations	$1.32	$1.34
Loss from nonregulated subsidiaries and holding company	(0.05)	(0.07)

TOTAL CONTINUING OPERATIONS	1.27	1.27

Discontinued operations	(0.30)	0.23

TOTAL EARNINGS PER SHARE	$0.97	$1.50

Book value per share	$13.12	$12.95